Exhibit 21.1

SUBSIDIARIES OF TELESAT CORPORATION

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Telesat Partnership LP	Ontario
Telesat CanHold Corporation	British Columbia

SUBSIDIARIES OF TELESAT PARTNERSHIP LP

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
Telesat CanHold Corporation	British Columbia